Danny Tong, Power of Attorney

I, Danny Tong, hereby designate and authorize Jack

Menache to file Forms 3, 4, and 5 for me and on my

behalf, and to file such forms with the Securities and

Exchange Commission, and to sign my name to such

forms with the same force and effect as if I had personally

affixed my signature thereto. This power of attorney shall

remain in effect until December 31, 2003, or until sooner

terminated by written notice to Jack Menache and the

Securities and Exchange Commission.

Danny Tong